Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 23, 2007 accompanying the consolidated financial statements of Argan, Inc. and subsidiaries appearing in the 2006 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-KSB for the year ended January 31, 2007 which is incorporated by reference in this Registration Statement and Prospectus.  We consent to the incorporation by reference in the Registration Statement and Prospectus of the aforementioned report and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Baltimore, Maryland
May 9, 2007